Exhibit 1.01

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of August 9, 2014

by and among

KINDER MORGAN ENERGY PARTNERS, L.P.,

KINDER MORGAN G.P., INC.,

KINDER MORGAN MANAGEMENT, LLC,

KINDER MORGAN, INC.,

and

P MERGER SUB, LLC

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of August 9, 2014 (this “Agreement”), is by and among Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), Kinder Morgan G.P., Inc., a Delaware corporation and the general partner of the Partnership (“Partnership GP”), Kinder Morgan Management, LLC, a Delaware limited liability company and the delegate of the Partnership GP (“Partnership GP Delegate”), Kinder Morgan, Inc., a Delaware corporation (“Parent”), and P Merger Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub”).  Certain terms used in this Agreement are defined in Section 8.11.

W I T N E S S E T H:

WHEREAS, the Conflicts and Audit Committee (the “GP Conflicts and Audit Committee”) of the Board of Directors of the Partnership GP (the “GP Board”) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the holders of the Outstanding Units (other than Parent and its Affiliates) (the “Public Unitholders”), (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Board of Directors of the Partnership GP Delegate (the “GP Delegate Board”) (with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining) has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners;

WHEREAS, the Board of Directors of Parent has (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the issuance of shares of Class P common stock, par value $0.01 per share of Parent (“Parent Class P Stock”) pursuant to the Merger, the KMR Merger and the EPB Merger (together, the “Parent Stock Issuance”) and (iii) resolved to submit the Charter Amendment and the Parent

Stock Issuance to a vote of Parent’s stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance; and

WHEREAS, concurrently with the execution of this Agreement, and as a material inducement for the Partnership, the Partnership GP and the Partnership GP Delegate to enter into this Agreement, the Partnership has entered into a Support Agreement, dated as of the date hereof (collectively, the “Support Agreement”), with the Partnership, the Partnership GP, El Paso Pipeline Partners, L.P. (“EPB”), EPB General Partner, Richard D. Kinder and RDK Investments, Ltd.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.                                 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA and the DRULPA, at the Effective Time, Merger Sub shall be merged with and into the Partnership (the “Merger”), the separate limited liability company existence of Merger Sub will cease and the Partnership will continue its existence as a limited partnership under Delaware Law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2.                                 Closing.  Subject to the provisions of Article VI, the closing of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP, 700 Louisiana Street, Suite 1700, Houston, Texas 77002 at 10:00 A.M., Houston time, on the second (2nd) business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as the Partnership and Parent shall agree.  Each of the Merger, the KMR Merger and the EPB Merger shall be consummated substantially concurrently on the same date in the sequence set forth on Section 1.2 of the Parent Disclosure Schedule.  The date on which the Closing actually occurs is referred to as the “Closing Date”.

Section 1.3.                                 Effective Time.  Subject to the provisions of this Agreement, at the Closing, the Partnership and Parent will cause each of a certificate of merger, executed in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA (the “Certificate of Merger”), and the Charter Amendment, executed in accordance with the relevant provisions of the DGCL to be duly filed with the Secretary of State of the State of Delaware.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Partnership and Parent in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).  The Charter Amendment shall be filed with the Secretary of State of the State of Delaware prior to the filing of the Certificate of Merger and shall become effective at or prior to the Effective Time.

Section 1.4.                                 Effects of the Merger.  The Merger shall have the effects set forth in this Agreement, the Partnership Agreement and the applicable provisions of the DRULPA and the DLLCA.

Section 1.5.                                 Organizational Documents of the Surviving Entity.  At the Effective Time, the certificate of limited partnership of the Partnership and the Partnership Agreement shall remain unchanged and shall be the certificate of limited partnership and Partnership Agreement of the Surviving Entity, until duly amended in accordance with applicable Law and the terms of the Partnership Agreement, in each case consistent with the obligations set forth in Section 5.8(b).

Section 1.6.                                 Organizational Documents of Parent.  The certificate of incorporation of Parent shall be amended prior to the Effective Time as set forth in Exhibit A (the “Charter Amendment”), and the certificate of incorporation of Parent, as amended by such Charter Amendment, shall be the certificate of incorporation of Parent until thereafter amended or changed as provided herein or by applicable Law, consistent with the obligations set forth in Section 5.8(b).

ARTICLE II

EFFECT ON UNITS

Section 2.1.                                 Effect of Merger.  At the Effective Time, by virtue of the Merger and without any action on the part of the Partnership, the Partnership GP, the Partnership GP Delegate, Parent, Merger Sub or the holder of any securities of the Partnership or Merger Sub:

(a)                                 Conversion of Common Units.  Subject to Section 2.1(c), Section 2.2(h) and Section 2.5, each Common Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.4 as of immediately prior to the Effective Time shall be converted into the right, at the election of the holder of such Common Unit pursuant to Section 2.3, to receive any of the following consideration (the “Merger Consideration”):

(i)                                     Mixed Election Units.  Each Common Unit with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Mixed Consideration Election Unit”) and each No Election Unit (as that term is defined in Section 2.3(b)) shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Unit Mixed Consideration”) of (x) $10.77 in cash without interest (the “Per Unit Mixed Consideration Cash Amount”) and (y) 2.1931 shares of validly issued, fully paid and nonassessable Parent Class P Stock (such number of shares, the “Per Unit Mixed Election Stock Exchange Ratio”), in each case, subject to adjustment in accordance with Section 2.5.

(ii)                                  Cash Election Units.  Each Common Unit with respect to which an election to receive cash (a “Cash Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Cash Election Unit”) shall be converted (provided that the Available Cash Election Amount (as defined below) equals or exceeds the Cash Election Amount (as defined below)) into the right to receive $91.72 in cash without interest (the “Per Unit Cash Election Consideration”), subject to adjustment in accordance with this Section 2.2(c)(ii) and Section 2.5; provided, however, that if (A) the product of the number of Cash Election Units and the Per Unit Cash Election Consideration (such product being the “Cash Election Amount”) exceeds (B) the difference between (x) the product of the Per Unit Mixed Consideration Cash Amount and the total number of issued and outstanding Common Units immediately prior to the Effective Time (excluding Common Units that are to remain outstanding as provided for in Section 2.1(c) and including, for the avoidance of doubt, Common Units deemed outstanding pursuant to Section 2.4) minus (y) the product of the number of Mixed Consideration Election Units (provided that No Election Units shall be deemed to be Mixed Consideration Election Units for purposes of this Section 2.1(a)(ii)) and the Per Unit Mixed Consideration Cash Amount (the “Aggregate Mixed Consideration Cash Amount”) (such difference being the “Available Cash Election Amount”), then each Cash Election Unit shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Unit Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction.

(iii)                               Stock Election Units.  Each Common Unit with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not properly revoked pursuant to Section 2.3 (each, a “Stock Election Unit”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 2.4849  shares of validly issued, fully paid and nonassessable Parent Class P Stock (the “Exchange Ratio”), subject to adjustment in accordance with this Section 2.1(a)(iii) and Section 2.5 (the “Per Unit Stock Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Unit shall be converted into the right to receive (A) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Units and (B) a number of validly issued, fully paid and nonassessable shares of Parent Class P Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Unit Cash Election Consideration minus the amount calculated in clause (A) of this Section 2.1(a)(iii) and the denominator of which shall be the Per Unit Cash Election Consideration.

(b)                                 Equity of Merger Sub.  The membership interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of Common Units of the Surviving Entity equal to the number of Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a).  At the Effective Time, the books and records of the Partnership shall be revised to reflect the conversion of all Common Units held by Persons other than the Partnership GP, the Partnership GP Delegate, Parent and any Subsidiaries of Parent, and the Partnership GP, the Partnership GP Delegate, Parent and any

Subsidiaries of Parent shall continue the existence of the Partnership (as the Surviving Entity) without dissolution.

(c)                                  Treatment of Partnership-Owned Units and Parent-Owned Partnership Interests.  Any Units that are owned immediately prior to the Effective Time by the Partnership shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange for such canceled Units.  All Partnership Interests, including the Partnership GP Interest, that are owned immediately prior to the Effective Time by the Partnership GP, the Partnership GP Delegate, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger.

(d)                                 Certificates.  As of the Effective Time, all Common Units converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Common Units (a “Certificate”) or non-certificated Common Units represented in book-entry form immediately prior to the Effective Time (“Book-Entry Units”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(g) and cash in lieu of any fractional shares to which such holder is entitled pursuant to Section 2.2(h), in each case to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Unit in accordance with Section 2.2(c), without interest.

Section 2.2.                                 Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Closing Date, Parent shall appoint an exchange agent reasonably acceptable to the Partnership (the “Exchange Agent”) for the purpose of exchanging Certificates and Book-Entry Units for the Merger Consideration.  Promptly after the Effective Time, but in no event more than five (5) business days following the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Common Units as of the Effective Time whose Common Units were converted into the right to receive the Merger Consideration (and, to the extent commercially practicable, to make available for collection by hand, during customary business hours commencing immediately after the Effective Time, if so elected by such holder of record), a letter of transmittal (which shall specify that, with respect to certificated Common Units, the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) to the Exchange Agent) in such customary forms as the Partnership and Parent may reasonably agree prior to the Effective Time, including, as applicable, instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof pursuant to Section 2.2(i)) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends or distributions pursuant to Section 2.2(g).

(b)                                 Deposit.  At or prior to the Closing, Parent shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of Common Units whose Common Units are converting into the right to receive the Merger Consideration at the Effective Time, shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) and an amount of cash in U.S. dollars sufficient to be issued and paid pursuant to Section 2.1, payable upon due surrender of the Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or Book-Entry Units pursuant to the provisions of this Article II.  Following the Effective Time, Parent agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars or other consideration as applicable sufficient to pay any dividends and other distributions pursuant to Section 2.2(g) and any shares of Parent Class P Stock or cash in U.S. dollars sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time.  All cash and book-entry shares representing Parent Class P Stock and any dividends or distributions pursuant to Section 2.2(g) deposited with the Exchange Agent or representing unit proceeds obtained pursuant to Section 2.2(h) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions delivered by Parent at or prior to the Effective Time, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II out of the Exchange Fund.  The Exchange Fund shall not be used for any purpose other than to pay such Merger Consideration, cash in lieu of any fractional shares payable pursuant to Section 2.2(h) and any dividends and other distributions pursuant to Section 2.2(g).

(c)                                  Exchange.  Each holder of Common Units that have been converted into the right to receive the Merger Consideration, upon delivery to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto and surrender of a Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i)) with respect to certificated Common Units) or Book-Entry Units and such other documents as may reasonably be required by the Exchange Agent (including with respect to Book-Entry Units), will be entitled to receive in exchange therefor (i) the number of shares of Parent Class P Stock (which shall be in non-certificated book-entry form unless a physical certificate is specifically requested, following the Effective Time, by the holder of such shares of Parent Class P Stock) representing, in the aggregate, the whole number of shares of Parent Class P Stock that such holder has the right to receive in accordance with the provisions of this Article II, (ii) a check denominated in U.S. dollars in the amount of cash that such holder has the right to receive pursuant to this Article II (including any cash in lieu of any fractional shares payable pursuant to Section 2.2(h)) and (iii) such dividends or other distributions as such holder has the right to receive pursuant to Section 2.2(g).  The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate (or affidavit of loss in lieu thereof pursuant to Section 2.2(i) with respect to certificated Common Units) or any applicable documentation with respect to the surrender of Book-Entry Units and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates and Book-Entry Units.  Until so surrendered, each such Certificate and Book-Entry Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration and such other amount as contemplated by Section 2.2(g).

(d)                                 Other Payees.  If any cash payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Unit or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificate or Book-Entry Unit is registered, it shall be a condition to the registration thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of the Partnership of transfers of Common Units converted into the right to receive the Merger Consideration.  From and after the Effective Time, the holders of Certificates or Book-Entry Units representing Common Units converted into the right to receive the Merger Consideration which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Units, except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificates or Book-Entry Units are presented to the Exchange Agent or Parent, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the holders of Common Units converted into the right to receive the Merger Consideration twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his, her or its Common Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s Common Units.  Notwithstanding the foregoing, Parent, Merger Sub and the Partnership shall not be liable to any holder of Common Units for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by holders of Common Units immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Dividends and Distributions.  No dividends or other distributions with respect to shares of Parent Class P Stock issued in the Merger shall be paid to the holder of any unsurrendered Certificates or Book-Entry Units until such Certificates or Book-Entry Units are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the shares of Parent Class P Stock, if any, issued in exchange therefor (i) at the time of such surrender, all dividends and other distributions payable in respect of any such shares of Parent Class P Stock with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of Parent Class P Stock with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of dividends or other distributions in respect of shares of Parent Class P Stock, all shares of Parent Class P Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Shares.  No certificates or scrip representing fractional shares of Parent Class P Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Units.  Notwithstanding any other provision of this Agreement, each holder of Common Units converted into the right to receive the Merger Consideration pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Class P Stock (after taking into account all Certificates (or affidavits of loss in lieu thereof pursuant to Section 2.2(i)) or Book-Entry Units to be delivered by such holder) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.2(h), a cash payment, without interest, in lieu of such fractional shares representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by reasonable and customary fees of the Exchange Agent attributable to such sale) (as so reduced, the “share proceeds”) in one or more transactions of a number of shares of Parent Class P Stock, such number equal to the excess of (i) the aggregate number of shares of Parent Class P Stock to be delivered to the Exchange Agent by Parent pursuant to Section 2.2(b) over (ii) the aggregate number of whole shares of Parent Class P Stock to be distributed to the holders of Certificates and Book-Entry Units pursuant to Section 2.2(c) (such excess being, the “Excess Shares”).  The parties acknowledge that payment of the cash share proceeds in lieu of issuing certificates or scrip for fractional shares was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of the Common Units that would otherwise receive fractional shares of Parent Class P Stock, shall sell the Excess Shares at then-prevailing prices on the NYSE in the manner provided in this Section 2.2(h) and shall execute such sales in round lots to the extent practicable.  Until the share proceeds of such sale or sales have been distributed to the holders of such Common Units, or the Exchange Fund is terminated, the Exchange Agent shall hold such share proceeds in trust for the benefit of the holders of such Common Units (the “Fractional Share Proceeds”).  The Exchange Agent shall determine the portion of the Fractional Share Proceeds to which each holder of such Common Units shall be entitled, if any, by multiplying the amount of the aggregate share proceeds comprising the Fractional Share Proceeds by a fraction, the numerator of which is the amount of the fractional shares to which such holder of such Common Units would otherwise be entitled and the denominator of which is the aggregate amount of fractional shares to which all holders of such Common Units would otherwise be entitled.  To the extent applicable, each holder of Common Units shall be deemed to have consented for U.S. federal income tax purposes (and to the extent applicable, state or local income tax purposes) to report the cash received for fractional shares in the Merger as a sale of a portion of the holder’s Common Units to Parent.

(i)                                     Lost, Stolen or Destroyed Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the Common Units represented by such Certificate as contemplated by this Article II and any dividends and other distributions pursuant to Section 2.2(g).

(j)                                    Withholding Taxes.  Parent, Merger Sub, the Surviving Entity and the Exchange Agent shall deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts, if any, as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), or under any provision of state, local or foreign tax Law (and to the extent deduction and withholding is required, such deduction and withholding shall be taken in cash or Parent Class P Stock, as determined by Parent).  To the extent amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the Common Units in respect of whom such withholding was made.  If withholding is taken in shares of Parent Class P Stock, Parent and the Exchange Agent shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate taxing authority.

Section 2.3.                                 Election Procedures.

(a)                                 Election Form.  An election form and other appropriate and customary transmittal materials (which shall specify with respect to certificated Common Units that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) in such form as Parent shall reasonably specify and as shall be reasonably acceptable to the Partnership (the “Election Form”) shall be mailed no less than thirty (30) days prior to the anticipated Closing Date or on such other date as Parent and the Partnership shall mutually agree (the “Mailing Date”) to each holder of record of Common Units as of the close of business on the fifth business day prior to the Mailing Date or such other date as mutually agreed to by Parent and the Partnership (the “Election Form Record Date”).

(b)                                 Choice of Election.  Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (i) the number of such holder’s (or such beneficial owner’s) Common Units with respect to which such holder (or such beneficial owner) elects to receive (A) the Per Unit Mixed Consideration, (B) the Per Unit Stock Consideration or (C) the Per Unit Cash Election Consideration or (ii) that such holder (or such beneficial owner) makes no election with respect to such holder’s (or such beneficial owner’s) Common Units.  Any Common Units with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the “Election Deadline”) shall be deemed to be No Election Units.  Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline.  If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time or such other date as mutually agreed to by Parent and the Partnership), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Unit” means each Common Unit for which no election to receive Per Unit Mixed Consideration, Per Unit Cash Election Consideration or Per Unit Stock Consideration has been properly made and received in accordance with the terms of this Section 2.3.  For the avoidance of doubt, for purposes of this Section 2.3, references to Common Units shall include, or be deemed to include, Restricted Units.

(c)                                  New Holders.  Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Common Units during the Election Period, and the Partnership shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)                                 Revocations; Exchange Agent.  Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period.  After a Cash Election, a Stock Election or a Mixed Election is validly made with respect to any Common Units, any subsequent transfer of such Common Units shall automatically revoke such election.  Any Election Form may be revoked or changed by the person submitting it by written notice received by the Exchange Agent during the Election Period.  In the event an Election Form is revoked, the Common Units represented by such Election Form shall be deemed to be No Election Units, except to the extent a subsequent election is properly made during the Election Period.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent or the Partnership or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

Section 2.4.                                 Treatment of Restricted Units; Termination of Partnership Equity Plan.

(a)                                 As soon as reasonably practicable following the date of this Agreement, and in any event prior to the Effective Time, the GP Delegate Board (or, if appropriate, any committee administering the Partnership Equity Plan) will adopt resolutions, and the Partnership will take all other actions as may be necessary or required in accordance with applicable Law and the Partnership Equity Plan (including, the award agreements in respect of awards granted thereunder) to give effect to this Section 2.4 to provide that each Common Unit subject to forfeiture or restricted unit granted under the Partnership Equity Plan (each, a “Restricted Unit”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, automatically and without any action on the part of the holder thereof, vest in full and the restrictions with respect thereto shall lapse, and each Restricted Unit shall be treated as an issued and outstanding Common Unit as of immediately prior to the Effective Time and otherwise subject to the terms and conditions of this Agreement (including Section 2.1, Section 2.2 and Section 2.3).

(b)                                 Prior to the Effective Time, the Partnership GP Delegate shall take all actions necessary to terminate the Partnership Equity Plan, such termination to be effective at the Effective Time, and from and after the Effective Time, the Partnership Equity Plan shall be terminated and no Restricted Units or other rights with respect to Common Units or other Partnership Interests shall be granted or be outstanding thereunder, it being understood that the terminations contemplated by this Agreement shall in no respect limit Parent’s obligations under this Section 2.4 with respect to Restricted Units granted prior to the Effective Time.

Section 2.5.                                 Adjustments.  Notwithstanding any provision of this Article II to the contrary, if between the date of this Agreement and the Effective Time the number of outstanding Common Units or shares of Parent Class P Stock shall have been changed into a different number of units or shares or a different class or series by reason of the occurrence or record date of any unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction, the Merger Consideration, the Per Unit Mixed Consideration Cash Amount, the Per Unit Cash Election Consideration, the Per Unit Stock Consideration, the Mixed Election Stock Exchange Ratio and any other similar dependent item, as the case may be, shall be appropriately adjusted to reflect fully the effect of such unit or share dividend, subdivision, reclassification, recapitalization, split, split-up, unit or share distribution, combination, exchange of units or shares or similar transaction and to provide the holders of Common Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.6.                                 No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP, PARTNERSHIP GP AND PARTNERSHIP GP DELEGATE

Except as disclosed in (a) the Partnership SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Partnership Material Adverse Effect), the Partnership and, with respect to themselves where provided for in this Article III, the Partnership GP and the Partnership GP Delegate, each represent and warrant to Parent as follows:

Section 3.1.                                 Organization, Standing and Corporate Power.

(a)                                 Each of the Partnership, the Partnership GP, the Partnership GP Delegate and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite limited liability company, corporate, partnership or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (“Partnership Material Adverse Effect”).

(b)                                 All the outstanding limited liability company interests, partnership interests, shares of capital stock of, or other equity interests in, each material Subsidiary of the Partnership that are owned directly or indirectly by the Partnership have been duly authorized and validly issued (in accordance with the agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents (in each case as in effect on the date hereof and on the Closing Date) (the “Organizational Documents”) of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the transfer of the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).

Section 3.2.                                 Capitalization.

(a)                                 At the close of business on August 7, 2014, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of (i) 325,113,505 Common Units, of which none are Restricted Units, (ii) 5,313,400 Class B units representing limited partner interests in the Partnership (“Partnership Class B Units”), (iii) 131,281,766 I-units representing limited partner interests in the Partnership (the “Partnership I-Units”), and (iv) the general partner interest in the Partnership (which includes the right to receive incentive distributions) (the “Partnership GP Interest”).  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement, there are not, and as of the Effective Time there will not be, any Partnership Interests, voting securities or equity interests of the Partnership issued and outstanding or any subscriptions, options, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any Partnership Interests, voting securities or equity interests of the Partnership, including any representing the right to purchase or otherwise receive any of the foregoing.  The Partnership GP is the sole general partner of the Partnership and of the Partnership’s operating limited partnerships listed in Section 3.2(a) of the Partnership Disclosure

Schedule.  The Partnership GP is the sole record and beneficial owner of the Partnership GP Interest and such other general partner interests, and such Partnership GP Interest and such other general partner interests have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity).  The Partnership GP owns such general partner interests free and clear of any Lien. There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with Limited Partners.

(b)                                 None of the Partnership or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of the Partnership.  Except as set forth in the Partnership Agreement, as in effect as of the date of this Agreement, there are no outstanding obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any Partnership Interests or other limited partnership interests, shares of capital stock, voting securities or equity interests) of the Partnership or any of its Subsidiaries.

Section 3.3.                                 Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the Partnership, the Partnership GP and the Partnership GP Delegate has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Partnership Unitholder Approval in the case of the Partnership.  The execution, delivery and performance by each of the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by each of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board and, except for obtaining the Partnership Unitholder Approval, no other entity action on the part of the Partnership, the Partnership GP and the Partnership GP Delegate is necessary to authorize the execution, delivery and performance by the Partnership, the Partnership GP and the Partnership GP Delegate of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Partnership, the Partnership GP and the Partnership GP Delegate and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Partnership, the Partnership GP and the Partnership GP Delegate, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)                                 Neither the execution and delivery of this Agreement by the Partnership, the Partnership GP and the Partnership GP Delegate nor the consummation by the Partnership or the Partnership GP of the transactions contemplated by this Agreement, nor compliance by the Partnership, the Partnership GP and the Partnership GP Delegate with any of the terms or provisions of this Agreement, will (i) assuming that the Partnership Unitholder Approval is obtained, conflict with or violate any provision of the Partnership Agreement or any of the Organizational Documents of the Partnership’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Partnership Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Partnership or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, the Partnership or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”) or Permit to which the Partnership or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of the Partnership or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(c)                                  Except for the approval by the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, which was obtained prior to the execution of this Agreement, the affirmative vote or consent of at least a majority of the Outstanding Units at the Partnership Unitholder Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement (the “Partnership Unitholder Approval”) is the only vote or approval of the holders of any class or series of Partnership Interests that is necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

(d)                                 The GP Conflicts and Audit Committee, at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger, (iii) recommended that the GP Board approve this Agreement, the execution, delivery and performance of this Agreement and the Merger, submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners; and (iv) resolved to recommend approval of this Agreement by the Limited Partners.

(e)                                  The GP Delegate Board (with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this

Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

(f)                                   The GP Board (acting based upon the recommendation of the GP Conflicts and Audit Committee and with the directors affiliated with Parent abstaining), at a meeting duly called and held, has (i) determined that the Merger is fair and reasonable to, and in the best interests of, the Partnership, after determining that the Merger is fair and reasonable to, and in the best interests of, the Public Unitholders, (ii) approved this Agreement, the execution, delivery and performance of this Agreement and the Merger and (iii) resolved to submit this Agreement to a vote of the Limited Partners and recommend approval of this Agreement by the Limited Partners.

Section 3.4.                                 Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), the Securities Act, including the filing of a proxy statement/prospectus with the SEC in connection with the Merger (the “Partnership Proxy Statement”), and applicable state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Partnership Material Adverse Effect.

Section 3.5.                                 Partnership SEC Documents; Undisclosed Liabilities.

(a)                                 The Partnership and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Partnership SEC Documents”).  The Partnership SEC Documents, as of their respective effective dates (in the case of Partnership SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Partnership SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, applicable to such Partnership SEC Documents, and none of the Partnership SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty).

(b)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of the Partnership and its consolidated Subsidiaries as of December 31, 2013 (the “Balance Sheet Date”) (including the notes thereto) included in the Partnership SEC Documents filed by the Partnership and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither the Partnership nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of the Partnership prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.6.                                 Compliance With Laws.  The Partnership and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 3.7.                                 Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Class P Stock in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Rule 13e-3 transaction statement on Schedule 13E-3 relating to the approval of this Agreement by the Limited Partners (as amended or supplemented, the “Schedule 13E-3”) will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the proxy statement filed by Parent with the SEC in connection with Parent Stockholder Approval (the “Parent Proxy Statement” and together with the Partnership Proxy Statement, the “Proxy Statements”) will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Partnership Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.8.                                 Tax Matters.

(a)                                 Except as would not have, individually or in the aggregate, a Partnership Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to the Partnership or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by the Partnership or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of the Partnership and its consolidated Subsidiaries as of the Balance Sheet Date included in the Partnership SEC Documents.

(b)                                 As used in this Agreement, (i) “Tax” or “Taxes” means any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, escheat or unclaimed property obligations, assessments and similar charges, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto and any liability for the payment of amounts described in this Section 3.8(b) of any other Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract, or otherwise, and (ii) “Tax Return”  means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

Section 3.9.                                 Opinion of Financial Advisor.  The GP Conflicts and Audit Committee has received the opinion of Jefferies LLC (the “Partnership Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Merger Consideration is fair to the holders of Common Units (other than Parent and its Affiliates) (the “Partnership Fairness Opinion”).  The Partnership has been authorized by the Partnership Financial Advisor to permit the inclusion of the Partnership Fairness Opinion and/or references thereto in the Registration Statement, the Proxy Statements and the Schedule 13E-3 by the Partnership Financial Advisor.

Section 3.10.                          Brokers and Other Advisors.  Except for the Partnership Financial Advisor, the fees and expenses of which will be paid by the Partnership, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger or the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Partnership.  The Partnership has heretofore made available to Parent a correct and complete copy of the Partnership’s engagement letter with the Partnership Financial Advisor, which letter describes all fees payable to the Partnership Financial Advisor in connection with the transactions contemplated by this Agreement and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Partnership Financial Advisor entered into in connection with the transactions contemplated by this Agreement.

Section 3.11.                          Absence of Certain Changes or Events.  Since the Balance Sheet Date, there has not been a Partnership Material Adverse Effect.

Section 3.12.                          No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership, the Partnership GP or the Partnership GP Delegate or with respect to any other information provided to Parent or Merger Sub in connection with the Merger or the other transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, none of the Partnership, the Partnership GP or the Partnership GP Delegate nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, and neither Parent nor Merger Sub (nor any of their respective Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to Parent or Merger Sub in expectation of the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the Parent SEC Documents filed or publicly furnished with the SEC on or after December 31, 2013 and prior to the date of this Agreement (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Information Regarding Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by Parent to the Partnership (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Parent Material Adverse Effect), Parent represents and warrants to the Partnership as follows:

Section 4.1.                                 Organization, Standing and Corporate Power.

(a)                                 Each of Parent and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable entity power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (“Parent Material Adverse Effect”).

(b)                                 Each of Parent and its Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of Parent that are owned directly or indirectly by Parent have been duly authorized and validly issued (in accordance with the Organizational Documents of such entity) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the Organizational Documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.

Section 4.2.                                 Capitalization.

(a)                                 The authorized capital stock of Parent consists of 2,819,462,927 shares, of which 10,000,000 shares are preferred stock, par value $0.01 per share (the “Parent Preferred Stock”), and 2,809,462,927 shares are common stock, par value $0.01 per share (the “Parent Common Stock”), which are designated as set forth on Section 4.2 of the Parent Disclosure Schedule.  At the close of business on August 7, 2014, (i) 1,028,233,019 shares of Parent Class P Stock were issued and outstanding and no shares of Parent Class P Stock were held by Parent in its treasury, (ii) no shares of Parent Class A Stock were issued and outstanding and no shares of Parent Class A Stock were held by Parent in its treasury, (iii) no shares of Parent Class B Stock were issued and outstanding and no shares of Parent Class B Stock were held by Parent in its treasury, (iv) no shares of Parent Class C Stock were issued and outstanding and no shares of Parent Class C Stock were held by Parent in its treasury, (v) no shares of Parent Preferred Stock were issued or outstanding, (vi) 298,154,016 Parent Warrants were outstanding and 298,154,016 shares of Parent Class P Stock were reserved for issuance upon exercise of the Parent Warrants and (vii) 8,222,666 existing awards under employee benefit, stock option and dividend reinvestment and stock purchase plans were outstanding and 17,191,650 shares of Parent Class P

Stock were reserved for issuance in connection therewith.  Except (A) as set forth above in this Section 4.2(a) or (B) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any capital stock, voting securities or other equity interests of Parent issued and outstanding or any subscriptions, options, restricted stock, stock appreciation rights, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of capital stock, voting securities or other equity interests of Parent, including any representing the right to purchase or otherwise receive any of the foregoing.  There are no outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the holders of capital stock of Parent on any matter.

(b)                                 None of Parent or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of Parent.  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, restricted stock, restricted units, equity appreciation rights, profits interests, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of Parent or any of its Subsidiaries.

(c)                                  All of the issued and outstanding limited liability company interests of Merger Sub are owned, beneficially and of record, by Parent.  Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its formation and the Merger and the other transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 4.3.                                 Authority; Noncontravention; Voting Requirements.

(a)                                 Each of Parent and Merger Sub has all necessary entity power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject to obtaining the Parent Stockholder Approval in the case of Parent.  The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation of the transactions contemplated by this Agreement, have been duly authorized and approved by Merger Sub and Parent, as its sole member, and by the Board of Directors of Parent, and, except for obtaining the Parent Stockholder Approval in the case of Parent, no other entity action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms; provided that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law) and (ii) public policy, applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(b)                                 Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) assuming the Parent Stockholder Approval is obtained, conflict with or violate any provision of the Parent’s certificate of incorporation and by-laws or any of the Organizational Documents of Parent’s material Subsidiaries, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 and the Parent Stockholder Approval are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract or Permit to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of Parent or any of its Subsidiaries, except, in the case of clause (ii), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  (i) The affirmative vote (in person or by proxy) of the holders of a majority of the aggregate voting power present at the Parent Stockholder Meeting or any adjournment or postponement thereof to approve the Parent Stock Issuance (the “Parent Stock Issuance Approval”) and (ii) the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote on the adoption of the Charter Amendment (the “Parent Charter Approval” and, collectively with the Parent Stock Issuance Approval, the “Parent Stockholder Approval”)) are the only votes or approvals of the holders of any class or series of the capital stock of Parent necessary to approve the Parent Stock Issuance, adopt the Charter Amendment and approve and consummate the transactions contemplated by this Agreement.

(d)                                 The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement, the Charter Amendment and the Parent Stock Issuance and (iii) resolved to submit the Charter Amendment and the Parent Stock Issuance to a vote of Parent’s stockholders and recommend the adoption of the Charter Amendment and approval of the Parent Stock Issuance.

Section 4.4.                                 Governmental Approvals.  Except for (i) filings required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, including the filing of the Registration Statement with the SEC,  and applicable state securities and “blue sky” laws, (ii) the filing of the Certificate of Merger and Charter Amendment with the Secretary of State of the State of Delaware, (iii) filings required under, and compliance with other applicable requirements of, Antitrust Laws or (iv) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement, other than such other consents, approvals, filings, declarations or registrations that are not required to be obtained or made prior to consummation of such transactions or, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially impede, interfere with or hinder the consummation of the transactions contemplated by this Agreement or (B) result in a Parent Material Adverse Effect.

Section 4.5.                                 Parent SEC Documents; Undisclosed Liabilities.

(a)                                 Parent and its Subsidiaries have filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2011 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Parent SEC Documents”).  The Parent SEC Documents, as of their respective effective dates (in the case of the Parent SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Parent SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements of Parent included in the Parent SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to Parent and its consolidated subsidiaries, taken as a whole).

(c)                                  Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act).  The chief executive officer and the chief financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to Parent SEC Documents, and the statements contained in such certifications were complete and correct when made. The management of Parent has completed its assessment of the effectiveness of Parent’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective.  As of the date of this Agreement there are no facts or circumstances that would prevent Parent’s chief executive officer and chief financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated by this Agreement, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent), that would be required to be reflected or reserved against on a consolidated balance sheet of Parent prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6.                                 Absence of Certain Changes or Events.  Since the Balance Sheet Date, (a) there has not been a Parent Material Adverse Effect and (b) except for the execution, delivery and performance of this Agreement, the KMR Merger Agreement and the EPB Merger Agreement and the transactions contemplated hereby and thereby, Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice.

Section 4.7.                                 Legal Proceedings.  There are no investigations or proceedings pending or threatened in writing by any Governmental Authority with respect to Parent or any of its Subsidiaries or actions, suits or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or any of their respective properties at law or in equity before any Governmental Authority, and there are no orders, judgments or decrees of any Governmental Authority against Parent or any of its Subsidiaries, in each case except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8.                                 Compliance With Law; Permits.

(a)                                 Parent and its Subsidiaries are, and since the later of December 31, 2011 and their respective dates of formation or organization have been, in compliance with and are not in default under or in violation of any applicable Law, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                                 Parent and its Subsidiaries are in possession of all Permits necessary for Parent and its Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  All Parent Permits are in full force and effect, except where the failure to be in full force and effect has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  No suspension or cancellation of any of the Parent Permits is pending or threatened in writing, except where such suspension or cancellation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Parent and its Subsidiaries are not, and since December 31, 2011 have not been, in violation or breach of, or default under, any Parent Permit, except where such violation, breach or default has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  As of the date of this Agreement, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of Parent or any of its Subsidiaries under, any Parent Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any Parent Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                                  Without limiting the generality of Section 4.8(b), except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries, and, to Parent’s knowledge, each joint venture partner, joint interest owner, consultant, agent, or representative of any of the foregoing (in their respective capacities as such), (i) has not violated the U.S. Foreign Corrupt Practices Act and any other U.S. and foreign anti-corruption Laws that are applicable to Parent or its Subsidiaries; (ii) has not been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such Person; and (iii) is not being (and has not been) investigated by any Governmental Authority with respect to any of the foregoing.

Section 4.9.                                 Information Supplied.  Subject to the accuracy of the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in Section 3.7, none of the information supplied (or to be supplied) in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Schedule 13E-3 will, at the time the Schedule 13E-3, or any amendment or supplement thereto, is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, (c) the Partnership Proxy Statement will, on the date it is first mailed to Limited Partners, and at the time of the Partnership Unitholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading and (d) the Parent Proxy Statement will, on the date it is first mailed to stockholders of Parent, and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Registration Statement and the Parent Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10.                          Tax Matters.

(a)                                 Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:  (i) all Tax Returns that were required to be filed by or with respect to Parent or any of its Subsidiaries have been duly and timely filed (taking into account any extension of time within which to file) and all such Tax Returns are complete and accurate and (ii) all Taxes owed by Parent or any of its Subsidiaries that are or have become due have been timely paid in full or an adequate reserve for the payment of such Taxes has been established on the balance sheet of Parent and its consolidated subsidiaries as of the Balance Sheet Date in the Parent SEC Documents.

(b)                                 For U.S. federal income tax purposes at least 90% of the gross income of EPB for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Section 4.11.                          Contracts.

(a)                                 Except for this Agreement or as filed or publicly furnished with the SEC by Parent or any of its Subsidiaries since December 31, 2013 and prior to the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to Parent (each Contract that is described in this Section 4.11(a) is referred to herein as a “Parent Material Contract”).

(b)                                 Except as has not had and would not reasonably be expected to have, either individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Material Contract is valid and binding on Parent and its Subsidiaries, as applicable, and is in full force and effect, (ii) Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to date under each Parent Material Contract, (iii) neither Parent nor any of its Subsidiaries has received written notice of or knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Material Contract and (iv)

as of the date of this Agreement no other party to any Parent Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 4.12.                    Parent Benefit Plans.

(a)                                 Each Parent Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  Any Parent Benefit Plan intended to be qualified under Section 401 of the Code has received a favorable determination letter from the United States Internal Revenue Service that has not been revoked.  Except for such claims that would not have, individually or in the aggregate, a Parent Material Adverse Effect, no action or proceeding is pending or threatened in writing with respect to any Parent Benefit Plan other than claims for benefits in the ordinary course.  Except for liability which has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent does not have compensation or benefits liability solely by reason of its affiliation with an ERISA Affiliate other than Parent and its Subsidiaries.

(b)                                 For purposes of this Agreement, “Parent Benefit Plans” means any “employee benefit plans” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, or any other plans, programs, policies, agreements or other arrangements providing for cash or equity or equity-based, employment, retention, change of control, health, medical, dental, disability, accident, life insurance, vacation, severance, retirement, pension, savings, termination or other employee benefits sponsored or maintained by Parent and its Subsidiaries.

Section 4.13.                          Environmental Matters.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each of Parent and its Subsidiaries is and has been in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining and complying with all Environmental Permits and all such Environmental Permits are in good standing, (ii) there has been no Release of any Hazardous Material by Parent or any of its Subsidiaries or any other Person in any manner that would reasonably be expected to give rise to Parent or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (iii) there are no actions or proceedings pending or threatened in writing against Parent or any of its Subsidiaries or involving any real property currently or formerly owned, operated or leased by or for Parent or any of its Subsidiaries alleging noncompliance with or liability under, any Environmental Law and (iv) no Hazardous Material has been disposed of, Released or transported in violation of any applicable Environmental Law, from any properties while owned or operated by Parent or any of its Subsidiaries or as a result of any operations or activities of Parent or any of its Subsidiaries.

Section 4.14.                    Property.

(a)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) the land and improvements owned in fee, and the leasehold estates in land and improvements (other than severed oil, gas and/or mineral rights and other hydrocarbon interests), in each case owned by Parent or a Subsidiary of Parent are fee and leasehold interests, as applicable, sufficient to conduct their respective businesses as currently being conducted, and (ii) Parent or a Subsidiary of Parent owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, to an extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all leases under which Parent or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against Parent or any of its Subsidiaries and the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing default by Parent or any of its Subsidiaries the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto.

(b)                                 Parent and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all respects as currently conducted, except such rights-of-way the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.15.                          Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, either Parent or a Subsidiary of Parent owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “Parent Intellectual Property”) used in their respective businesses as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) there are no pending or threatened in writing claims by any Person alleging infringement or misappropriation by Parent or any of its Subsidiaries of such Person’s intellectual property, (ii) the conduct of the business of Parent and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (iii) neither Parent nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the Parent Intellectual Property, and (iv) no Person is infringing or misappropriating any Parent Intellectual Property.

Section 4.16.                          Insurance.  Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate, except where the failure to maintain, or be entitled to the benefits of, such insurance is not and would not reasonably be expected to be material to the business of Parent and its Subsidiaries taken as a whole.

Section 4.17.                          Opinion of Parent Financial Advisor.  The Board of Directors of Parent has received the opinion of Barclays Capital Inc. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion and subject to the qualifications, limitations and assumptions set forth therein, the Transactions Consideration to be paid in the aggregate by Parent in the Transactions is fair, from a financial point of view, to Parent (the “Parent Fairness Opinion”). Parent has been authorized by the Parent Financial Advisor to permit the inclusion of the Parent Fairness Opinion and/or references thereto in the Registration Statement, the Schedule 13E-3 and the Proxy Statements by the Parent Financial Advisor.

Section 4.18.                          Brokers and Other Advisors.  Except for the Parent Financial Advisor, the fees and expenses of which will be paid by Parent, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries (other than the Partnership GP and the Partnership GP Delegate).  Parent has heretofore made available to the Partnership a correct and complete copy of the Parent’s engagement letter with the Parent Financial Advisor, which letter describes all fees payable to the Parent Financial Advisor in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the Parent Financial Advisor entered into in connection with the transactions contemplated hereby.

Section 4.19.                          Financing.  At the Effective Time, Parent and Merger Sub will have available to them all funds necessary to consummate the Merger and to pay all cash amounts required to be paid in connection with the Merger.

Section 4.20.                          Merger Agreements.  Parent has heretofore provided to the Partnership a correct and complete copy of the KMR Merger Agreement and the EPB Merger Agreement.

Section 4.21.                          No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to the Parent and Merger Sub or with respect to any other information provided to the Partnership in connection with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership, the Partnership GP or the Partnership GP Delegate or any other Person resulting from the distribution to the Partnership (including their Representatives), or the Partnership’s, the Partnership GP’s or the Partnership GP Delegate’s (or such Representatives’) use of, and none of the Partnership, the Partnership GP or the Partnership GP Delegate (nor any of their

Representatives) is relying upon the accuracy or completeness of, any such information, including any information, documents, projections, forecasts or other materials made available to the Partnership, the Partnership GP and the Partnership GP Delegate in expectation of the Merger.

ARTICLE V

ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1.                                 Preparation of the Registration Statement, the Proxy Statements and the Schedule 13E-3; Equityholder Meeting.

(a)                                 As soon as practicable following the date of this Agreement, the Partnership and Parent shall jointly prepare and file with the SEC the Partnership Proxy Statement and the Partnership and Parent shall prepare and Parent shall file with the SEC the Registration Statement, in which the Partnership Proxy Statement will be included as a prospectus, the Schedule 13E-3 and the Parent Proxy Statement.  Each of the Partnership and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated by this Agreement.  Each of the Partnership and Parent shall use its reasonable best efforts to cause the Partnership Proxy Statement to be mailed to the Limited Partners and the Parent Proxy Statement to be mailed to the stockholders of Parent as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, including by incorporation by reference, the Registration Statement, the Proxy Statements or the Schedule 13E-3 will be made by any party without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement, either of the Proxy Statements or the Schedule 13E-3, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the Limited Partners and the stockholders of Parent.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to any of the Proxy Statements, the Registration Statement or the Schedule 13E-3 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to either of the Proxy Statements, the Registration Statement, the Schedule 13E-3 or the transactions contemplated by this Agreement and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 The Partnership shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its Limited Partners (the “Partnership Unitholder Meeting”) for the purpose of obtaining the Partnership Unitholder Approval.  The Partnership shall, through the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, recommend to its Limited Partners approval of this Agreement (collectively, the “Partnership Board Recommendation”) and shall include a copy of the Partnership Fairness Opinion and, subject to this Section 5.1(b), the Partnership Board Recommendation in the Partnership Proxy Statement and, subject to this Section 5.1(b), use reasonable best efforts to obtain from the Limited Partners the Partnership Unitholder Approval, and shall not, through any of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board, (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent, the Partnership Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Partnership Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a “Partnership Adverse Recommendation Change”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Partnership Unitholder Approval, and subject to compliance with the provisions of this Section 5.1(b), any of the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board may make a Partnership Adverse Recommendation Change:

(i)                                     (A) if the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide and the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders (any Partnership Adverse Recommendation Change in connection with a Partnership Superior Proposal, a “Partnership Superior Proposal Adverse Recommendation Change”) or (B) in response to a Partnership Intervening Event if the GP Conflicts and Audit Committee (after consultation with its financial advisor and outside legal counsel) determines in good faith that the failure to take such action would not be in the best interests of the Partnership, after determining that the failure to take such action would not be in the best interests of the Public Unitholders;

(ii)                                  the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, has provided prior written notice to Parent (A) in the case of Section 5.1(b)(i)(A), (x) stating that the GP Delegate Board, the GP Conflicts and Audit Committee and/or the GP Board, as applicable, after consultation with its financial advisor and outside legal counsel, has concluded that such Partnership Alternative Proposal constitutes a Partnership Superior Proposal and (y) including a description of the material terms of such Partnership Superior Proposal, together with a copy of the Acquisition Agreement for such Partnership Superior Proposal in final form and any other relevant proposed transaction agreements or (B) in the case of Section 5.1(b)(i)(B), specifying in reasonable detail the material events giving rise to the Partnership Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Partnership Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Partnership Unitholder Meeting, in which case the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board, as applicable, shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Partnership Notice Period”); and

(iii)                               during the Partnership Notice Period, the Partnership, through the GP Conflicts and Audit Committee, has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Partnership, after making a determination that the failure to effect such Partnership Adverse Recommendation Change would not be opposed to the best interests of the Public Unitholders; provided, that (x) the GP Conflicts and Audit Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether (1) in the case of Section 5.1(b)(i)(A), such Partnership Alternative Proposal continues to constitute a Partnership Superior Proposal or (2) in the case of Section 5.1(b)(i)(B), such Partnership Intervening Event continues to constitute a Partnership Intervening Event and (y) any material amendment to the terms of a Partnership Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(b) and a new Partnership Notice Period, except that such new Partnership Notice Period in connection with any material amendment shall be for one (1) business day from the time Parent receives such notice (as opposed to five (5) days).

Without limiting the generality of the foregoing, the Partnership’s obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Partnership of any Partnership Alternative Proposal or (ii) a Partnership Adverse Recommendation Change.  Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Partnership Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Partnership has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Limited Partners prior to the Partnership Unitholder Meeting and (iv) if the Partnership has delivered any notice contemplated by the provisions of this Section 5.1(b) and the time periods contemplated by such provisions have not expired.

(c)                                  Parent shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Parent Stockholder Meeting”) for the purpose of obtaining the Parent Stockholder Approval.  Parent shall, through its Board of Directors, recommend to its stockholders approval of the Parent Stock Issuance and the adoption of the Charter Amendment (the “Parent Board Recommendation”) and shall include a copy of the Parent Fairness Opinion and, subject to this Section 5.1(c), the Parent Board Recommendation in the Parent Proxy Statement and, subject to this Section 5.1(c), use reasonable best efforts to obtain from its stockholders the Parent Stockholder Approval, and shall not (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Partnership, the Parent Board Recommendation or (ii) publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any Parent Alternative Proposal (any such action described in clauses (i) and (ii) being referred to herein as a “Parent Adverse Recommendation Change”).  Notwithstanding the foregoing or anything else in this Agreement to the contrary, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with the provisions of this Section 5.1(c), the Board of Directors of Parent may make a Parent Adverse Recommendation Change:

(i)                                     (A) if Parent has received a written Parent Alternative Proposal that Parent’s Board of Directors believes is bona fide and Parent’s Board of Directors (after consultation with its financial advisor and outside legal counsel) determines in good faith that (x) such Parent Alternative Proposal constitutes a Parent Superior Proposal and (y) the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law (any Parent Adverse Recommendation Change in connection with a Parent Superior Proposal, a “Parent Superior Proposal Adverse Recommendation Change”); or (B) in response to a Parent Intervening Event if the Board of Directors of Parent determines in good faith (after consultation with the Parent’s financial advisor and outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties to stockholders under applicable Law;

(ii)                                  Parent has provided prior written notice to the Partnership, the Partnership GP and the Partnership GP Delegate (A) in the case of Section 5.1(c)(i)(A), (x) stating that the Parent’s Board of Directors, after consultation with its financial advisor and outside legal counsel, has concluded that such Parent Alternative Proposal constitutes a Parent Superior Proposal, and (y) including a description of the material terms of such Parent Superior Proposal, together with a copy of the Acquisition Agreement for such Parent Superior Proposal in final form and any other relevant proposed transaction agreements; or (B) in the case of Section 5.1(c)(i)(B), specifying in reasonable detail the material events giving rise to the Parent Intervening Event, in the case of each of (A) and (B), at least five (5) days in advance of its intention to take such action with respect to a Parent Adverse Recommendation Change, unless at the time such notice is otherwise required to be given there are less than five (5) days prior to the Parent Stockholder Meeting, in which case Parent shall provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Parent Notice Period”); and

(iii)                               during the Parent Notice Period, the Board of Directors of Parent has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith (to the extent any of them desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Parent Adverse Recommendation Change would not be inconsistent with the fiduciary duties of the Parent’s Board of Directors to stockholders under applicable Law; provided, that (x) the Parent’s Board of Directors shall take into account all changes to the terms of this Agreement proposed by the Partnership, the Partnership GP and the Partnership GP Delegate in determining whether (1) in the case of Section

5.1(c)(i)(A), such Parent Alternative Proposal continues to constitute a Parent Superior Proposal or (2) in the case of Section 5.1(c)(i)(B), such Parent Intervening Event continues to constitute a Parent Intervening Event and (y) any material amendment to the terms of a Parent Superior Proposal, if applicable, shall require a new notice pursuant to this Section 5.1(c) and a new Parent Notice Period, except that such new Parent Notice Period in connection with any material amendment shall be for one (1) business day from the time the Partnership, the Partnership GP and the Partnership GP Delegate receive such notice (as opposed to five (5) days).

Without limiting the generality of the foregoing, Parent’s obligations pursuant to the first sentence of this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Parent of any Parent Alternative Proposal or (ii) a Parent Adverse Recommendation Change.  Notwithstanding anything in this Agreement to the contrary, Parent may postpone or adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that Parent has determined, after consultation with outside legal counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders of Parent prior to the Parent Stockholder Meeting and (iv) if Parent has delivered any notice contemplated by the provisions of this Section 5.1(c) and the time periods contemplated by such provisions have not expired.

(d)                                 The parties shall use their reasonable best efforts to hold the Partnership Unitholder Meeting and the Parent Stockholder Meeting on the same day.

(e)                                  Unless this Agreement is validly terminated in accordance with Article VII, the Partnership shall submit this Agreement to its Limited Partners for approval at the Partnership Unitholder Meeting even if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board shall have effected a Partnership Adverse Recommendation Change.

(f)                                   Unless this Agreement is validly terminated in accordance with Article VII, Parent shall submit the Parent Stock Issuance and the adoption of the Charter Amendment for approval at the Parent Stockholder Meeting even if the Parent’s Board of Directors shall have effected a Parent Adverse Recommendation Change.

Section 5.2.                                 Conduct of Business.

(a)                                 Except (i) as provided in this Agreement, (ii) as set forth in the Partnership Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Partnership Material Contract in effect as of the date of this Agreement (including the Partnership Agreement) or (v) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, the Partnership shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.

(b)                                 Except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement, (ii) as set forth in the Parent Disclosure

Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice.  Without limiting the generality of the foregoing, except (i) as provided in this Agreement or as provided in the EPB Merger Agreement or the KMR Merger Agreement (except that, if any provision of this Section 5.2(b) is inconsistent with the provisions of Section 5.2(b) of either the EPB Merger Agreement or the KMR Merger Agreement, the provisions of this Agreement shall for purposes of this Agreement control), (ii) as set forth in the Parent Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided in any Parent Material Contract in effect as of the date of this Agreement or (v) as consented to in writing by the Partnership (such consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) amend Parent’s certificate of incorporation or bylaws in any manner that would prohibit or materially impede or delay the Merger or the consummation of the other transactions contemplated by this Agreement; provided that the Charter Amendment shall in no way be restricted by the foregoing, or (B) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any capital stock, other than regular quarterly cash dividends on the Parent Common Stock in the ordinary course of business consistent with past practice and other than dividends or distributions with a record date after the Effective Time;

(ii)                                  other than transactions exclusively between wholly owned Subsidiaries of Parent or in connection with the transactions contemplated by Section 1.2 of the Parent Disclosure Schedule, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

(iii)                               with respect to Parent, EPB and the Partnership GP Delegate only, except pursuant to the exercise of options, warrants, conversion rights and other contractual rights or vesting of other equity-based awards existing on the date hereof and disclosed in Section 4.2, (A) issue, deliver, sell, grant, pledge or dispose of, as applicable, or authorize any of the same with respect to any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to purchase or otherwise receive, any such securities; (B) redeem, purchase or otherwise acquire any such securities or any rights evidencing the right to purchase or otherwise receive any such securities or (C) split, combine, subdivide or reclassify any Parent Common Stock, Parent Preferred Stock, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests;

(iv)                              directly or indirectly acquire or sell, except in the ordinary course of business consistent with past practice, (A) by merging or consolidating with, or by purchasing or selling all of or substantially all of the equity interests of, or by any other manner, any Person or division, business or equity interest of any Person or (B) any assets, in each case, that, in the aggregate, have a purchase or sale price in excess of $2,000,000,000, other than such transactions between or among direct or indirect wholly owned Subsidiaries of Parent;

(v)                                 make any material changes in financial accounting methods, principles or practices (or change an annual accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(vi)                              (A) enter into any Contract of a type that would be a Parent Material Contract if entered into prior to the date hereof other than in the ordinary course of business consistent with past practice, (B) modify or amend, or waive or assign any rights under, the KMR Merger Agreement or the EPB Merger Agreement in a manner which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement or have an adverse effect on the value of the Merger Consideration to be received by the holders of the Common Units in the Merger; or (C) materially modify, amend, terminate or assign, or waive or assign any material rights under, any Parent Material Contract, in the case of (A) and (C),  in a manner which would be materially adverse to Parent and its Subsidiaries taken as a whole, or which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement;

(vii)                           waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect;

(viii)                        except as provided under any Parent Benefit Plan as of the date hereof, (A) adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Parent Benefit Plans in any material respect, (B) grant any material severance or termination pay to any officer or director of Parent or any of its Subsidiaries or (C) establish, adopt, enter into or amend any material plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Parent or any of its Subsidiaries or any of their beneficiaries, in each case of (A), (B) or (C),  other than in the ordinary course and consistent with past practice;

(ix)                              (A) incur, assume, guarantee or otherwise become liable for any indebtedness (directly, contingently or otherwise), (B) enter into any lease (whether operating or capital), (C) create any Lien on its property or the property of its Subsidiaries or (D) make or commit to make any capital expenditures, in each case, that would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions contemplated by this Agreement; or

(x)                                 agree, in writing or otherwise, to take any of the foregoing actions, or take any other action which would prevent or materially impede or delay the ability of the parties to satisfy any of the conditions to, or the consummation of, the transactions set forth in this Agreement.

Section 5.3.                                 No Solicitation by the Partnership; Etc.

(a)                                 The Partnership GP, the Partnership GP Delegate and the Partnership shall, and shall cause their respective Subsidiaries and shall use their reasonable best efforts to cause their respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Partnership Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of the Partnership GP, the Partnership GP Delegate, the Partnership or their respective Subsidiaries and immediately prohibit any access by any Person (other than Parent and its Subsidiaries and Representatives) to any confidential information relating to a possible Partnership Alternative Proposal.  Except as permitted by this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall not, and shall cause their respective Subsidiaries, and shall use their reasonable best efforts to cause their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Partnership Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.3(b), enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement (an “Acquisition Agreement”) relating to a Partnership Alternative Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by the Partnership’s, the Partnership GP’s or the Partnership GP Delegate’s Subsidiaries, or the Partnership’s, the Partnership GP’s or the Partnership GP Delegate’s Representatives, other than any violation caused by or at the direction of Parent, shall be deemed to be a breach of this Section 5.3 by the Partnership.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (i) the Partnership has received a written Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes is bona fide, (ii) the GP Conflicts and Audit Committee, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Partnership Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Partnership Superior Proposal and (iii) such Partnership Alternative Proposal did not result from a material breach of this Section 5.3, then the Partnership, the Partnership GP and the Partnership GP Delegate may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to the Partnership and its Subsidiaries to the Person making such Partnership Alternative Proposal and (B) participate in discussions or negotiations regarding such Partnership Alternative Proposal; provided that (x) the Partnership, the Partnership GP and the Partnership GP Delegate will not, and will cause their respective Subsidiaries, and will use reasonable best efforts to cause their respective Representatives, not to, disclose any non-public information to such Person unless the Partnership has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent (other than restrictions related to the Parent’s relationship with the Partnership as its indirect general partner) and (y) the Partnership, the Partnership GP and the Partnership GP Delegate will provide to Parent non-public information that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of the Partnership, the Partnership GP and the Partnership GP Delegate set forth in this Section 5.3, the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly advise Parent, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Partnership, the Partnership GP or the Partnership GP Delegate in respect of any Partnership Alternative Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep Parent reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and the Partnership, the Partnership GP and the Partnership GP Delegate shall promptly provide Parent with copies of any additional written materials received by the Partnership, the Partnership GP or the Partnership GP Delegate or that the Partnership, the Partnership GP or the Partnership GP Delegate has delivered to any third party making a Partnership Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 For purposes of this Agreement:

(i)                                     “Partnership Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Partnership and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the Partnership’s consolidated assets or to which twenty-five percent (25%) or more of the Partnership’s revenues or earnings on a consolidated basis are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of the outstanding Common Units, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of the outstanding Common Units or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the Partnership’s consolidated assets or outstanding Common Units; in each case, other than the Merger, the KMR Merger and the EPB Merger.

(ii)                                  “Partnership Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding Common Units or assets of the Partnership and its Subsidiaries on a consolidated basis, made by a third party, which is on terms and conditions which the GP Conflicts and Audit Committee determines in its good faith to be more favorable to the Partnership,  after determining in its good faith that such offer is on terms and conditions more favorable to the Public Unitholders, than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by Parent in writing.

(iii)                               “Partnership Intervening Event” means a material event or circumstance that arises or occurs after the date of this Agreement with respect to the Partnership that was not, prior to the date of this Agreement, reasonably foreseeable by the GP Conflicts and Audit Committee; provided, however, that in no event shall the receipt, existence or terms of a Partnership Alternative Proposal or Parent Alternative Proposal or any matter relating thereto or consequence thereof constitute a Partnership Intervening Event.

(e)                                  Nothing contained in this Agreement shall prevent the Partnership, the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Partnership Alternative Proposal if the GP Delegate Board, the GP Conflicts and Audit Committee or the GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would not be in the best interests of the Partnership, after determining that its failure to do so would not be in the best interests of the Public Unitholders; provided that any Partnership Adverse Recommendation Change may only be made in accordance with Section 5.1(b).  For the avoidance of doubt, a public statement that describes the Partnership’s receipt of a Partnership Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Adverse Recommendation Change.

Section 5.4.                                 No Solicitation by Parent; Etc.

(a)                                 Parent shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause their respective Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to a Parent Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of Parent or its Subsidiaries and immediately prohibit any access by any Person (other than the Partnership, the Partnership GP Delegate and

EPB and their respective Subsidiaries and Representatives) to any confidential information relating to a possible Parent Alternative Proposal.  Except as permitted by this Section 5.4, Parent shall not, and shall cause its Subsidiaries, and shall use its reasonable best efforts to cause its and their respective Representatives, not to directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute the submission of a Parent Alternative Proposal or (ii) except for a confidentiality agreement permitted pursuant to Section 5.4(b), enter into any Acquisition Agreement relating to a Parent Alternative Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by Parent’s Representatives, Parent’s Subsidiaries or their respective Representatives shall be deemed to be a breach of this Section 5.4 by Parent.  It is also understood and agreed that actions by the Partnership GP Delegate (to the extent taken at the direction of, with the consent of, or recommended by, the KMR Special Committee and which are permitted by Section 5.3 of the KMR Merger Agreement), and actions by EPB (to the extent taken at the direction of, with the consent of, or recommended by, the EPB Conflicts Committee and which are permitted by Section 5.3 of the EPB Merger Agreement) shall not breach or violate this Section 5.4.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.4(a), if at any time following the date of this Agreement and prior to obtaining the Parent Stockholder Approval, (i) Parent has received a written Parent Alternative Proposal that Parent’s Board of Directors believes is bona fide, (ii) Parent’s Board of Directors, after consultation with its financial advisor and outside legal counsel, determines in good faith that such Parent Alternative Proposal constitutes or could reasonably be expected to lead to or result in a Parent Superior Proposal and (iii) such Parent Alternative Proposal did not result from a material breach of this Section 5.4, then Parent may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to Parent and its Subsidiaries to the Person making such Parent Alternative Proposal and (B) participate in discussions or negotiations regarding such Parent Alternative Proposal; provided that (x) Parent will not, and will cause its Subsidiaries, and will use reasonable best efforts to cause its and their respective Representatives, not to, disclose any non-public information to such Person unless Parent has, or first enters into, a confidentiality agreement with such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to the Partnership, the Partnership GP and the Partnership GP Delegate and (y) Parent will provide to the Partnership, the Partnership GP and the Partnership GP Delegate non-public information that was not previously provided or made available to the Partnership, the Partnership GP and the Partnership GP Delegate prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of Parent, set forth in this Section 5.4, Parent shall promptly advise the Partnership, the Partnership GP and the Partnership GP Delegate, orally and in writing, and in no event later than twenty-four (24) hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, Parent in respect of any Parent Alternative Proposal, and shall, in any such notice to the Partnership, the Partnership GP and the Partnership GP Delegate, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep the Partnership, the Partnership GP and the Partnership GP Delegate reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and Parent shall promptly provide the Partnership, the Partnership GP and the Partnership GP Delegate with copies of any additional written materials received by Parent or that Parent has delivered to any third party making a Parent Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 For purposes of this Agreement:

(i)                                     “Parent Alternative Proposal” means any inquiry, proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than the Partnership, the Partnership GP and the Partnership GP Delegate and their respective Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of Parent and its Subsidiaries (including securities of Subsidiaries) equal to twenty-five percent (25%) or more of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Partnership) taken as a whole or to which twenty-five percent (25%) or more of the revenues or earnings of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Partnership) taken as a whole are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of twenty-five percent (25%) or more of any class of equity securities of Parent, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty-five percent (25%) or more of any class of equity securities of Parent or (D) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Parent which is structured to permit such Person or group to acquire beneficial ownership of at least twenty-five percent (25%) of the assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Partnership) taken as a whole or of the equity securities of Parent; in each case, other than the transactions contemplated by this Agreement.

(ii)                                  “Parent Superior Proposal” means a bona fide written offer, obtained after the date of this Agreement and not in breach of this Section 5.4 (other than an immaterial breach), to acquire, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities of Parent or assets of Parent and its Subsidiaries (including, for purposes of this definition, Parent’s equity interests in the Partnership) taken as a whole, made by a third party, which is on terms and conditions which Parent’s Board of Directors determines in its good faith to be more favorable to Parent’s stockholders from a financial point of view than the transactions contemplated by this Agreement, taking into account all financial, legal, financing, regulatory and other aspects of such offer and any changes to the terms of this Agreement that as of the time of determination had been committed to by the Partnership, the Partnership GP and the Partnership GP Delegate in writing.

(iii)                               “Parent Intervening Event” means a material event or circumstance that arises or occurs after the date of this Agreement with respect to Parent that was not, prior to the date of this Agreement, reasonably foreseeable by the Board of Directors of Parent; provided, however, that in no event shall the receipt, existence or terms of a Parent Alternative Proposal or Partnership Alternative Proposal or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

(e)                                  Nothing contained in this Agreement shall prevent Parent from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a Parent Alternative Proposal if Parent’s Board of Directors determines in good faith (after consultation with outside legal counsel) that its failure to do so would be inconsistent with its fiduciary duties to stockholders under applicable Law; provided that any Parent Adverse Recommendation Change may only be made in accordance with Section 5.1(c).  For the avoidance of doubt, a public statement that describes Parent’s receipt of a Parent Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Parent Adverse Recommendation Change.

Section 5.5.                                 Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (and, in the case of Parent and its Subsidiaries, the terms and conditions of the EPB Merger Agreement and the KMR Merger Agreement), Parent, on the one hand, and each of the Partnership, the Partnership GP and the Partnership GP Delegate, on the other hand, shall cooperate with the other and use and shall cause their respective Subsidiaries to use (it being understood that with respect to EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries, Parent’s obligations shall only apply to the extent such obligation is appropriate under the Organizational Documents of EPB and EPB General Partner and the Partnership GP Delegate and their respective Subsidiaries) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable and advisable all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or, with respect to the Parent, the consummation of the KMR Merger and the EPB Merger.  For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b)                                 In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as practicable and advisable and in any event within fifteen (15) business days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable and advisable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.5 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date and not to extend any waiting period under the HSR Act or enter into any agreement any Governmental Authority not to consummate the transactions contemplated by this Agreement (or, with respect to Parent, the consummation of the KMR Merger and the EPB Merger), except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed); and (ii) the Partnership, the Partnership GP, the Partnership GP Delegate and Parent shall each use its reasonable best efforts to (x) take all action reasonably necessary and within its control to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated by this Agreement and (y) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated by this Agreement, take all action reasonably necessary and within its control to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)                                  Each of the parties hereto shall, and shall cause their respective Subsidiaries to, use its reasonable best efforts to (i) cooperate in all respects with each other party in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other party a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, and (ii) promptly inform the other party of (and supply to the other party) any written communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material written communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby.  The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

(d)                                 Except as expressly prohibited in this Agreement, each of Parent, Partnership GP Delegate, EPB and EPB General Partner shall be permitted to perform its obligations and exercise its rights under the EPB Merger Agreement and the KMR Merger Agreement, as applicable, and no such performance or exercise shall constitute a breach or violation of any of the provisions of this Agreement.

Section 5.6.                                 Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership.  Thereafter, neither the Partnership nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated by this Agreement without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that (i) the Partnership shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Partnership Alternative Proposal that the GP Conflicts and Audit Committee believes in good faith is bona fide and matters related thereto or a Partnership Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the GP Delegate Board, the GP Conflicts and Audit Committee and the GP Board under Section 5.1(b) to negotiate with Parent in good faith and (ii) the Parent shall not be required by this Section 5.6 to consult with any other party with respect to a public announcement in connection with the receipt and existence of a Parent Alternative Proposal that the Parent’s Board of Directors believes in good faith is bona fide and matters related thereto or a Parent Adverse Recommendation Change but nothing in this proviso shall limit any obligation of the Parent under Section 5.1(c) to negotiate with the Partnership, the Partnership GP and the Partnership GP Delegate in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 5.6.

Section 5.7.                                 Access to Information; Confidentiality.  Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives.  Except for disclosures permitted by the terms of the Confidentiality Agreement, dated as of July 21, 2014, among Parent, the Partnership GP Delegate and the Partnership (as it may be amended from time to time, the “Confidentiality Agreement”), each party and its Representatives shall hold information received from the other party pursuant to this Section 5.7 in confidence in accordance with the terms of the Confidentiality Agreements.

Section 5.8.                                 Indemnification and Insurance.

(a)                                 For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of the Partnership or any of its Subsidiaries, the Partnership GP or the Partnership GP Delegate and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of the Partnership, the Partnership GP or the Partnership GP Delegate or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                                 From and after the Effective Time, to the fullest extent that any of the Partnership, the Partnership GP, the Partnership GP Delegate or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, Parent and the Surviving Entity jointly and severally agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Proceeding, including any Proceeding relating to a claim for indemnification or advancement brought by an Indemnified Party), judgments, fines, losses, claims, damages or liabilities, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within ten (10) days after any written request, of expenses to, all Indemnified Persons to the fullest extent authorized or permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate immediately prior to the Effective Time and ensure that the Organizational Documents of the Partnership, the Partnership GP and the Partnership GP Delegate shall, for a period of six (6) years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees and agents of the Partnership, the Partnership GP and the Partnership GP Delegate than are presently set forth in such Organizational Documents.  Any right of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)                                  Parent shall cause the Partnership GP and the Partnership GP Delegate to, and the Partnership GP and the Partnership GP Delegate shall, maintain in effect for six (6) years from the Effective Time the Partnership GP’s and the Partnership GP Delegate’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Partnership GP and the Partnership GP Delegate may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Partnership GP and the Partnership GP Delegate be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by the Partnership GP and the Partnership GP Delegate for such insurance (the “Maximum Amount”).  In the event that, but for the proviso to the immediately preceding sentence, the Partnership GP and the Partnership GP Delegate would be required to expend more than the Maximum Amount, the Partnership GP and the Partnership GP Delegate shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  If the Partnership GP and the Partnership GP Delegate in their sole discretion elect, then, in lieu of the obligations of Parent under this Section 5.8(c), the Partnership GP and the Partnership GP Delegate may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six (6) times the Maximum Amount.

(d)                                 The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of the Partnership, the Partnership GP and the Partnership GP Delegate or any of their Subsidiaries, any indemnification agreements or the DGCL, DLLCA and DRULPA.  The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated by this Agreement for a period of six (6) years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six (6)-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims. If Parent and/or the Partnership GP and the Partnership GP Delegate, or any of their respective successors or assigns (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of their businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of Parent and/or the Partnership GP and the Partnership GP Delegate, as the case may be, shall assume the obligations of Parent and the Partnership GP and the Partnership GP Delegate set forth in this Section 5.8.

Section 5.9.                                 Securityholder Litigation.  The Partnership, the Partnership GP and the Partnership GP Delegate shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Partnership, the Partnership GP and the Partnership GP Delegate and/or their directors (as applicable) relating to the transactions contemplated by this Agreement, provided that the Partnership shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10.                          Fees and Expenses.  All fees and expenses incurred in connection with the transactions contemplated by this Agreement including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective party incurring such fees and expenses, except Parent and the Partnership shall each bear and pay one-half of the expenses incurred in connection with the printing and mailing of the Partnership Proxy Statement.

Section 5.11.                          Section 16 Matters.  Prior to the Effective Time, Parent and the Partnership shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Common Units (including derivative securities with respect to Common Units) or acquisitions of Parent Class P Stock (including derivative securities with respect to Parent Class P Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12.                          Listing.  Parent shall cause the Parent Class P Stock to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.13.                          Dividends and Distributions.  After the date of this Agreement until the Effective Time, each of Parent and the Partnership shall coordinate with the other regarding the declaration of any dividends or distributions in respect of Parent Class P Stock and Partnership Interests and the record dates and payment dates relating thereto, it being the intention of the Parties that holders of Partnership Interests shall not receive, for any quarter, distributions both in respect of Partnership Interests and also dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either: (i) only distributions in respect of Partnership Interests or (ii) only dividends in respect of Parent Class P Stock that they receive in exchange therefor in the Merger.

Section 5.14.                          Coordination of Transactions.  Each of Parent and the Partnership shall coordinate the consummation of the transactions contemplated by this Agreement such that the transactions contemplated by this Agreement, the KMR Merger Agreement and the EPB Merger Agreement shall be consummated substantially concurrently on the same day and in the manner and sequence set forth on Section 1.2 of the Parent Disclosure Schedule.  After the consummation of the transactions contemplated by the KMR Merger Agreement but prior to the consummation of the transactions contemplated by this Agreement, Partnership GP Delegate shall contribute or cause to be contributed all of the Partnership I-Units to the Partnership in exchange for a newly-issued class of Units of the Partnership consistent with the terms set forth on Section 1.2 of the Parent Disclosure Schedule (the “New Units”) and the Partnership GP and the Partnership GP Delegate shall cause the Partnership Agreement to be amended to reflect the issuance of such New Units.

Section 5.15.                          Notification of Certain Matters Regarding EPB Merger and KMR Merger. Parent shall give prompt notice to the other parties of (a) any fact, event or circumstance known to it that is reasonably likely to, individually or taken together with all other facts, events and circumstances known to it, (i) cause or result in any condition to the closing of either the EPB Merger or KMR Merger to not be satisfied by the Outside Date or (ii) materially delay or impede the consummation of either the EPB Merger or the KMR Merger or (b) any litigation or governmental complaints, investigations or hearings, in each case to the extent such change, litigation, complaints, investigations, or hearings results in, or would reasonably be expected to materially delay or impede the consummation of either the EPB Merger or the KMR Merger.

Section 5.16.                          GP Conflicts and Audit Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, Parent shall not and it shall not permit any of its Subsidiaries to, and it shall not and shall not permit any of its Subsidiaries to take any action intended to cause the Partnership GP to, without the consent of a majority of the then existing members of the GP Conflicts and Audit Committee, eliminate the GP Conflicts and Audit Committee, revoke or diminish the authority of the GP Conflicts and Audit Committee or remove or cause the removal of any director of the GP Board that is a member of the GP Conflicts and Audit Committee either as a director or member of such committee.  For the avoidance of doubt, this Section 5.16 shall not apply to the filling, in accordance with the provisions of the applicable Organizational Documents of the Partnership GP, of any vacancies caused by the death, resignation or incapacity of any such director.

Section 5.17.                          Voting.  Parent and Merger Sub covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement or a Parent Adverse Recommendation Change, (a) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote of the Limited Partners or of Listed Shares in connection with a vote of the Limited Partners, however called, Parent will vote, or cause to be voted, all Common Units, Partnership Class B Units and Listed Shares then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; (b) at any meeting or vote of the holders of Listed Shares or in connection with any approval of the holders of Listed Shares, however called, Parent will vote, or cause to be voted, to the extent permitted under the Organizational Documents of the Partnership GP Delegate, all Listed Shares then owned, beneficially or of record, by it or any of its Subsidiaries, as of the record date for such meeting, in favor of (i) the approval of the KMR Merger Agreement (as it may be amended or otherwise modified from time to time) and the KMR Merger and the approval of any actions required in furtherance thereof and (ii) for purposes of determining the manner in which Partnership I-Units are voted, the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof; and (c) at any meeting or vote of the EPB Limited Partners or in connection with any approval of the EPB Limited Partners, however called, Parent will vote, or cause to be voted, all EPB Common Units and EPB Class B Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of the EPB Merger Agreement (as it may be amended or otherwise modified from time to time) and the EPB Merger and the approval of any actions required in furtherance thereof.

Section 5.18.                          Performance by Partnership GP and Partnership GP Delegate.  The Partnership GP and the Partnership GP Delegate shall cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement.  Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership GP, the Partnership GP Delegate, EPB and the EPB General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by Parent or its Subsidiaries of any of the provisions of this Agreement unless such action or inaction was or was not taken at the direction of or on the recommendation of, or with respect to EPB, the EBP General Partner and their respective Subsidiaries and subject to Section 5.2(b), with the consent of, Parent.

Section 5.19.                          Cooperation with Financing.  From and after the date of this Agreement, the Partnership shall, and the Partnership shall cause each of its Subsidiaries and use reasonable best efforts to cause its and their Representatives to, at Parent’s sole cost and expense, use its respective reasonable best efforts to provide all customary cooperation (including providing reasonably available financial and other information regarding the Partnership and its Subsidiaries for use in marketing and offering documents and to enable Parent to prepare pro forma financial statements) as reasonably requested by Parent to assist Parent in the arrangement of any bank debt financing or any capital markets debt financing, any repayment or refinancing of debt contemplated in connection with the Merger and the other transactions contemplated by this Agreement and any other amounts required to be paid in connection with the consummation of the Merger.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1.                                 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Partnership Unitholder Approval.  The Partnership Unitholder Approval shall have been obtained in accordance with applicable Law, the certificate of limited partnership of the Partnership and the Partnership Agreement.

(b)                                 Parent Stockholder Approval.  The Parent Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and by-laws of Parent.

(c)                                  Regulatory Approval.  Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired.

(d)                                 No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated by this Agreement or making the consummation of the transactions contemplated by this Agreement illegal.

(e)                                  Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f)                                   Stock Exchange Listing.  The Parent Class P Stock deliverable to the Limited Partners as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g)                                  Consummation of EPB and KMR Transactions.  All of the conditions set forth in the KMR Merger Agreement and the EPB Merger Agreement shall have been satisfied or irrevocably waived (if permitted under applicable Law) in writing by the applicable party thereto (other than (x) those conditions that by their terms are to be satisfied by actions taken at the closing under the KMR Merger Agreement and the EPB Merger Agreement, as applicable, and (y) the conditions in Section 6.1(f) of the KMR Merger Agreement and Section 6.1(g) of the EPB Merger Agreement) and the parties thereto shall be ready, willing and able to consummate the KMR Merger and the EPB Merger and the KMR Merger and the EPB Merger shall be consummated concurrently with the Merger, in the order set forth on Section 1.2 of the Parent Disclosure Schedule.

(h)                                 Partnership Tax Opinion. The Partnership and Parent shall have received an opinion of Bracewell & Giuliani LLP, dated as of the Closing Date, to the effect that for U.S. federal income tax purposes at least 90% of the gross income of Partnership for the four most recent complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, Bracewell & Giuliani LLP shall be entitled to receive and rely upon representations of officers of Parent and Partnership GP and any of their respective affiliates as to such matters as counsel may reasonably request.

Section 6.2.                                 Conditions to Obligations of Parent and Merger Sub to Effect the Merger.  The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(a), Section 3.3(c), and Section 3.11 shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Partnership and the Partnership GP contained in Section 3.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate contained in Section 3.3(d), Section 3.3(e) and Section 3.3(f), shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Partnership Adverse Recommendation Change pursuant to Section 5.1(b); and (iv) all other representations and warranties of the Partnership, the Partnership GP and the Partnership GP Delegate set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

(b)                                 Performance of Obligations of the Partnership, Partnership GP and Partnership GP Delegate.  The Partnership, the Partnership GP and the Partnership GP Delegate shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Partnership, the Partnership GP and the Partnership GP Delegate by an executive officer of the Partnership GP and the Partnership GP Delegate to such effect.

Section 6.3.                                 Conditions to Obligation of the Partnership to Effect the Merger.  The obligation of the Partnership to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.3(a), Section 4.3(c), Section 4.6(a) and Section 4.10(b) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of Parent contained in Section 4.2(a) shall be true and correct in all respects, other than immaterial misstatements or omissions, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (iii) the representations and warranties of the Parent and Merger Sub contained in Section 4.3(d) shall be true and correct both when made and at and as of the Closing Date, unless there shall have been a Parent Adverse Recommendation Change pursuant to Section 5.1(c); and (iv) all other representations and warranties of Parent set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.  The Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

(b)                                 Performance of Obligations of the Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

Section 6.4.                                 Frustration of Closing Conditions.

(a)                                 None of the Partnership, the Partnership GP, the Partnership GP Delegate may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by any such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

(b)                                 Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by either of such parties’ failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, or other breach of or noncompliance with this Agreement.

ARTICLE VII

TERMINATION

Section 7.1.                                 Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of the Partnership and Parent duly authorized by Parent’s Board of Directors and the GP Conflicts and Audit Committee.

(b)                                 by either of the Partnership or Parent:

(i)                                     if the Closing shall not have been consummated on or before 5:00 p.m. Houston, Texas time on May 11, 2015 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (x) to the Partnership or Parent if the inability to satisfy such condition was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement or (y) to the Partnership or Parent if, in the case of Parent, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of the Partnership, Parent or Merger Sub, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Partnership or Parent if such Restraint was due to the failure of, in the case of the Partnership, the Partnership, the Partnership GP or the Partnership GP Delegate and in the case of Parent, Parent or Merger Sub, to perform any of its obligations under this Agreement;

(iii)                               if the Partnership Unitholder Meeting shall have concluded and the Partnership Unitholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Partnership where the failure to obtain the Partnership Unitholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Partnership Board Recommendation that is not permitted by Section 5.1(b) or (B) a material breach by the Partnership, the Partnership GP and the Partnership GP Delegate of Section 5.3;

(iv)                              if the Parent Stockholder Meeting shall have concluded and the Parent Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent where the failure to obtain the Parent Stockholder Approval is proximately caused by (A) a withdrawal, modification or qualification of the Parent Board Recommendation that is not permitted by Section 5.1(c) or (B) a material breach by Parent of Section 5.4; or

(v)                                 if either the EPB Merger Agreement or the KMR Merger Agreement shall have been terminated in accordance with its terms.

(c)                                  by Parent:

(i)                                     if a Partnership Adverse Recommendation Change shall have occurred; or

(ii)                                  if the Partnership, the Partnership GP or the Partnership GP Delegate shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Partnership, the Partnership GP or the Partnership GP Delegate set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (B) is incapable of being cured, or is not cured, by the Partnership, the Partnership GP or the Partnership GP Delegate within thirty (30) days following receipt of written notice from Parent of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)                                 by the Partnership:

(i)                                     if a Parent Adverse Recommendation Change shall have occurred; or

(ii)                                  if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or Section

6.3(b) and (B) is incapable of being cured, or is not cured, by Parent within thirty (30) days following receipt of written notice from the Partnership of such breach or failure; provided that the Partnership shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(ii) if the Partnership, the Partnership GP or the Partnership GP Delegate is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2.                                 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.7, Section 5.10, this Section 7.2, Section 7.3 and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any of Parent, Merger Sub, the Partnership, the Partnership GP or the Partnership GP Delegate or their respective directors, officers and Affiliates, except that (i) the Partnership or Parent may have liability as provided in Section 7.3, and (ii) nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger and the other transactions contemplated by this Agreement when required pursuant to this Agreement or any party from liability for fraud or a willful breach of any covenant or other agreement contained in this Agreement.

Section 7.3.                                 Fees and Expenses.

(a)                                 In the event this Agreement is terminated by Parent pursuant to Section 7.1(c)(i) (Partnership Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iii) (Partnership Unitholder Vote), in each case, where a Partnership Superior Proposal Adverse Recommendation Change has occurred, then the Partnership shall pay to Parent, within two (2) business days after the date of termination, $817,000,000 (the “Partnership Termination Fee”).

(b)                                 In the event this Agreement is terminated by the Partnership pursuant to Section 7.1(d)(i) (Parent Adverse Recommendation Change) or by the Partnership or Parent pursuant to Section 7.1(b)(iv) (Parent Stockholder Vote), in each case, where a Parent Superior Proposal Adverse Recommendation Change has occurred, then Parent shall pay to the Partnership, within two (2) business days after the date of termination, $817,000,000 (the “Parent Termination Fee”).

(c)                                  Any payment of the Partnership Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by Parent.  In lieu of any direct payment of the Parent Termination Fee to the Partnership by Parent, the Partnership GP shall, within two (2) business days after the date of termination of this Agreement, execute an IDR Waiver in the form attached to Section 7.3 of the Parent Disclosure Schedule (the “IDR Waiver”), and Parent hereby does consent to such action.

(d)                                 In the event that the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code.  In addition, if the Partnership or Parent, as applicable, shall fail to pay the Partnership Termination Fee or the Parent Termination Fee, as applicable, when due, the Partnership or Parent, as applicable, shall also pay all of the other party’s reasonable costs and expenses (including reasonable attorneys’ fees) in connection with efforts to collect such fee.  The parties acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, none of the parties would enter into this Agreement.  The parties agree that in the event that the Partnership pays the Partnership Termination Fee to Parent, the Partnership, the Partnership GP and the Partnership GP Delegate shall have no further liability to Parent or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Partnership be required to pay the Partnership Termination Fee on more than one occasion.  The parties agree that in the event that Parent pays the Parent Termination Fee to the Partnership through the Partnership GP’s execution of the IDR Waiver, Parent and Merger Sub shall have no further liability to the Partnership, the Partnership GP or the Partnership GP Delegate of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.                                 No Survival, Etc.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II, the last sentence of Section 5.7, Section 5.8, Section 5.10 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time.

Section 8.2.                                 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval and the Parent Stockholder Approval, by written agreement of the parties hereto, by action taken or authorized by Parent’s Board of Directors, the GP Delegate Board and the GP Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board and the GP Delegate Board with respect thereto (for the avoidance of doubt, the GP Board and the GP Delegate Board shall in no way be obligated to follow the recommendation of the GP Conflicts and Audit Committee and the GP Board and the GP Delegate Board shall be permitted to take action following the expiration of such two (2) business day period); provided, further, that following receipt of the Partnership Unitholder Approval and Parent Stockholder Approval, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the Limited Partners or the stockholders of Parent, as applicable, without such approval.  Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership GP or the Partnership GP Delegate is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the GP Board and the GP Delegate Board; provided, however, that the GP Board and the GP Delegate Board may not take or authorize any such action unless it has first referred such action to the GP Conflicts and Audit Committee for its consideration, and permitted the GP Conflicts and Audit Committee not less than two (2) business days to make a recommendation to the GP Board with respect thereto.

Section 8.3.                                 Extension of Time, Waiver, Etc.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by the Partnership, the Partnership GP, the Partnership GP Delegate, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 8.4.                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder; provided, that if such assignment is to a wholly owned Subsidiary of the Company that is created or organized outside the United States and would result in amounts being deducted or withheld for Taxes pursuant to Section 2.2(j) in excess of the amounts that would have been so deducted or withheld in the absence of such assignment, then the Merger Consideration shall be increased as necessary so that after such deduction or withholding has been made (including any deduction or withholding applicable to additional sums payable under this Section 8.4, the applicable Person receives an amount equal to the sum it would have received had no such assignment been made).  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section shall be null and void.

Section 8.5.                                 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6.                                 Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the Confidentiality Agreement, the Partnership Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.13 and (ii) the right of the holders of Common Units to receive the Merger Consideration after the Closing (a claim by the holders of Common Units with respect to which may not be made unless and until the Closing shall have occurred).  Notwithstanding anything to the contrary in this Agreement, Section 8.7 and Section 8.13 shall be for the benefit of, and enforceable by, any financing sources or lender providing financing in connection with the Merger.

Section 8.7.                                 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware); provided that, notwithstanding the foregoing, each of the parties hereto irrevocably consents and agrees that any legal action or proceeding arising out of or in connection with any debt financing in connection with the Merger shall be brought only in the Supreme Court of the State of New York, County of New York, Borough of Manhattan, or, if under applicable laws exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each of the parties hereto irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 8.9.  Nothing in this Section 8.7 shall affect the right of any party to serve legal process in any other manner permitted by Law.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8.                                 Specific Performance.

(a)                                 The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) either party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.9.                                 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the party to be notified; (b) when received when sent by email or facsimile by the party to be notified, provided, however, that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 8.9 or (ii) the receiving party delivers a written confirmation of receipt for such notice either by email or fax or any other method described in this Section 8.9; or (c) when delivered by an courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to Parent or Merger Sub, to:

c/o Kinder Morgan, Inc.
1001 Louisiana St., Suite 1000
Houston, Texas 77002
Attention: David R. DeVeau

Facsimile: (713)-495-2977
Email: david_deveau@kindermorgan.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attention: Michael J. Aiello
Facsimile:  (212) 310-8007
Email: michael.aiello@weil.com

and

Bracewell & Giuliani LLP
711 Louisiana Street
Suite 2300, Pennzoil Place - South Tower
Houston, Texas  77002
Attention:  Gary W. Orloff
Facsimile: (713) 221-2166
Email: gary.orloff@bgllp.com

If to the Partnership, the Partnership GP or the Partnership GP Delegate, to:

Kinder Morgan Energy Partners, L.P.
1001 Louisiana St., Suite 1000
Houston, Texas 77002
Attention: Conflicts and Audit Committee
Facsimile: (713)-495-2977

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:  Joshua Davidson

Tull R. Florey

Facsimile: (713) 229- 2727
Email: joshua.davidson@bakerbotts.com

tull.florey@bakerbotts.com

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until 9:00 A.M. on the next succeeding business day in the place of receipt.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.10.                          Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 8.11.                          Definitions.

(a)                                 As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for the purposes of this Agreement, the Partnership and its Subsidiaries shall not be considered Affiliates of the Parent or any Parent’s other Affiliates, nor shall any such Persons be considered Affiliates of the Partnership or any of its Subsidiaries.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Common Unit” has the meaning set forth in the Partnership Agreement.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“EPB Class B Units” means “Class B Units” as defined in the EPB Partnership Agreement.

“EPB Common Units” means “Common Units” as defined in the EPB Partnership Agreement.

“EPB Conflicts Committee” means the “GP Conflicts Committee” as defined in the EPB Merger Agreement.

“EPB General Partner” means “General Partner” as defined in the EPB Partnership Agreement.

“EPB Limited Partner” means “Limited Partner” as defined in the EPB Partnership Agreement.

“EPB Merger” means the merger of E Merger Sub LLC with and into EPB as provided in the EPB Merger Agreement.

“EPB Merger Agreement” means the Agreement and Plan of Merger, dated August 9, 2014, among Parent, EPB, EPB General Partner and E Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“EPB Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EPB, as amended or supplemented from time to time.

“Environmental Law” means any applicable Law relating to the environment, health, safety, natural resources, or the protection thereof, including any applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Permit” means any Permit required under or issued pursuant to any Environmental Law.

“ERISA Affiliate”  means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Hazardous Materials” means any hazardous waste or solid waste as defined by 42 U.S.C. §6903, any hazardous substance as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) or any toxic substance, oil or hazardous material (including friable asbestos, urea formaldehyde insulation or polychlorinated biphenyls), in each case regulated by any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“KMR LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Partnership GP Delegate, as amended or supplemented from time to time.

“KMR Merger” means the merger of R Merger Sub LLC with and into the Partnership GP Delegate as provided in the KMR Merger Agreement.

“KMR Merger Agreement” means the Agreement and Plan of Merger, dated August 9,2014, among Parent, the Partnership GP Delegate and R Merger Sub LLC, as may be amended from time to time in compliance with the applicable provisions hereof, including all annexes, exhibits, schedules, disclosure letters and other documents delivered in connection therewith.

“KMR Special Committee” means the Special Committee of the Board of Directors of the Partnership GP Delegate established for the purpose of the KMR Merger.

“Limited Partner” has the meaning set forth in the Partnership Agreement.

“Listed Share” has the meaning set forth in the Partnership GP Delegate LLC Agreement.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated by this Agreement or, except specifically for purposes of the representations and warranties made by the applicable parties in Section 3.3(b) and Section 4.3(b) and the satisfaction of the closing conditions set forth in Article VI with respect to such representations and warranties, the performance of this Agreement; (iii) any change in the market price or trading volume of the limited liability company units, limited partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war, terrorism or other hostilities (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced or threatened by or involving any current or former member, partner or stockholder of such Person or any of its Subsidiaries (or in the case of Parent, the Partnership) (on their own or on behalf of such Person or any of its Subsidiaries or in the case of Parent, the Partnership) arising out of or related to this Agreement or the transactions contemplated by this Agreement; (vii) changes, effects, events or occurrences generally affecting the prices of oil, gas, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies of similar size operating in the industries in which such Person and its Subsidiaries operate.

“NYSE” means the New York Stock Exchange.

“Outstanding” has the meaning set forth in the Partnership Agreement.

“Partnership Material Contract” means any Contract (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to the Partnership or any of its Subsidiaries.

“Parent Warrants”  means the warrants to purchase Parent Class P Stock issued pursuant to that certain Warrant Agreement, dated as of May 25, 2012, by and among Parent, Computershare Inc. and Computershare Trust Company, N.A.

“Partnership Agreement” means the Third Amended and Restated Agreement of Limited Partnership of the Partnership, as amended or supplemented from time to time.

“Partnership Equity Plan” means the Partnership Common Unit Compensation Plan for Non-Employee Directors.

“Partnership Interests” has the meaning set forth in the Partnership Agreement.

“Permits”  shall mean any licenses, permits, franchises, tariffs, grants, easements, variances, exceptions, certificates, approvals, registrations, authorizations, consents or orders granted or issued by, or filings with, any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, when used with respect to Parent, the term “Subsidiary” shall not include the Partnership and its Subsidiaries, and when used with respect to the Partnership, the term “Subsidiary,” except for the purposes of the definitions of “Partnership Alternative Proposal” and “Partnership Superior Proposal” and for purposes of Section 5.8(a), shall not include Bighorn Gas Gathering, L.L.C., Plantation Pipe Line Company and Plantation Services LLC.  For the avoidance of doubt, when used with respect to the Parent, the term “Subsidiary” shall include EPB, its Subsidiaries and EPB General Partner.

“Transactions” means the Merger, the EBP Merger and the KMR Merger.

“Transactions Consideration” means, collectively, the aggregate Merger Consideration, the aggregate Merger Consideration (as defined in the EPB Merger Agreement) and the aggregate Merger Consideration (as defined in the KMR Merger Agreement).

“Unit” has the meaning set forth in the Partnership Agreement.

The following terms are defined on the page of this Agreement set forth after such term below:

Acquisition Agreement	37	Cash Election	4
Affiliate	60	Cash Election Amount	4
Aggregate Mixed Consideration Cash Amount	4	Cash Election Unit	4
Agreement	1	Cash Fraction	4
Antitrust Laws	42	Certificate	5
Available Cash Election Amount	4	Certificate of Merger	2
Balance Sheet Date	16	Charter Amendment	3
Book-Entry Units	5	Closing	2
business day	60	Closing Date	2
		Code	9

Common Unit	60	Listed Share	62
Confidentiality Agreement	44	Mailing Date	9
Contract	14	Material Adverse Effect	62
DGCL	60	Maximum Amount	45
DLLCA	60	Merger	2
DRULPA	60	Merger Consideration	3
Effective Time	3	Merger Sub	1
Election Deadline	10	Mixed Consideration Election Unit	3
Election Form	9	Mixed Election	3
Election Form Record Date	9	New Units	47
Election Period	10	No Election Unit	10
Environmental Law	61	NYSE	63
Environmental Permit	61	Organizational Documents	12
EPB	2	Outside Date	52
EPB Class B Units	60	Outstanding	63
EPB Common Units	60	Parent	1
EPB Conflicts Committee	60	Parent Adverse Recommendation Change	32
EPB General Partner	60	Parent Alternative Proposal	40
EPB Limited Partner	60	Parent Benefit Plans	26
EPB Merger	61	Parent Board Recommendation	32
EPB Merger Agreement	61	Parent Charter Approval	22
EPB Partnership Agreement	61	Parent Class P Stock	2
ERISA Affiliate	61	Parent Common Stock	20
Excess Shares	8	Parent Disclosure Schedule	19
Exchange Act	15	Parent Fairness Opinion	28
Exchange Agent	5	Parent Financial Advisor	28
Exchange Fund	6	Parent Intellectual Property	28
Exchange Ratio	4	Parent Intervening Event	41
Fractional Share Proceeds	8	Parent Material Adverse Effect	19
GAAP	61	Parent Material Contract	26
Governmental Authority	61	Parent Notice Period	33
GP Board	1	Parent Permits	24
GP Conflicts and Audit Committee	1	Parent Preferred Stock	20
GP Delegate Board	1	Parent Proxy Statement	17
Hazardous Materials	61	Parent SEC Documents	22
HSR Act	61	Parent Stock Issuance	2
IDR Waiver	54	Parent Stock Issuance Approval	22
Indemnified Person	44	Parent Stockholder Approval	22
KMR LLC Agreement	62	Parent Stockholder Meeting	32
KMR Merger	62	Parent Superior Proposal	41
KMR Merger Agreement	62	Parent Superior Proposal Adverse Recommendation
KMR Special Committee	62	Change	32
Law	16	Parent Termination Fee	54
Laws	16	Parent Warrants	63
Liens	12	Partnership	1
Limited Partner	62

Partnership Adverse Recommendation Change	30	Per Unit Mixed Election Stock Exchange Ratio	4
Partnership Agreement	63	Per Unit Stock Consideration	4
Partnership Alternative Proposal	38	Permits	63
Partnership Board Recommendation	30	Person	63
Partnership Class B Units	13	Proceeding	44
Partnership Disclosure Schedule	12	Proxy Statements	17
Partnership Equity Plan	63	Public Unitholders	1
Partnership Fairness Opinion	18	Registration Statement	17
Partnership Financial Advisor	18	Release	64
Partnership GP	1	Representatives	36
Partnership GP Delegate	1	Restraints	49
Partnership GP Interest	13	Restricted Unit	11
Partnership Interests	63	rights-of-way	27
Partnership Intervening Event	39	Sarbanes-Oxley Act	16
Partnership I-Units	13	Schedule 13E-3	17
Partnership Material Adverse Effect	12	SEC	64
Partnership Material Contract	63	Securities Act	12
Partnership Notice Period	31	share proceeds	8
Partnership Proxy Statement	15	Stock Election	4
Partnership SEC Documents	16	Stock Election Unit	4
Partnership Superior Proposal	38	Subsidiary	64
Partnership Superior Proposal Adverse		Support Agreement	2
Recommendation Change	31	Surviving Entity	2
Partnership Termination Fee	54	Tax	17
Partnership Unitholder Approval	14	Tax Return	18
Partnership Unitholder Meeting	30	Taxes	17
Per Unit Cash Election Consideration	4	Transactions	64
Per Unit Mixed Consideration	3	Transactions Consideration	64
Per Unit Mixed Consideration Cash Amount	3	Unit	64

Section 8.12.                          Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.  Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aide of construction or otherwise constitute evidence of the intent of the parties; and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of such prior drafts.

Section 8.13.                          Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, financing source, lender, agent, attorney, representative or affiliate of any party hereto or of any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort or otherwise) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement; provided, however, that nothing in this Section 8.13 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

PARENT:

KINDER MORGAN, INC.

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

MERGER SUB:

P MERGER SUB LLC

By:	/s/Dax Sanders
	Name:	Dax Sanders
	Title:	Vice President

PARTNERSHIP:

KINDER MORGAN ENERGY PARTNERS, L.P.

By: KINDER MORGAN G.P., INC., its general partner

By: KINDER MORGAN MANAGEMENT, LLC, its delegate

	By:	/s/David R. DeVeau
	Name:	David R. DeVeau
	Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

PARTNERSHIP GP:

KINDER MORGAN G.P., INC.

By:	/s/David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

PARTNERSHIP GP DELEGATE:

KINDER MORGAN MANAGEMENT, LLC

By:	/s/David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

FORM OF CHARTER AMENDMENT

See attached.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
KINDER MORGAN, INC.

[            ], 201[   ]

Kinder Morgan, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

1.              The name of the Company is Kinder Morgan, Inc.

2.              The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on February 10, 2011 (the “Certificate of Incorporation”), by amending Section A of Article FOURTH as set forth in paragraph 3 below.

3.              The first sentence of Section A of Article FOURTH of the Certificate of Incorporation from the beginning of the sentence through the end of clause (1) is hereby amended to read as follows:

“A.                              Authorized Shares

The total number of shares of capital stock which the Company shall have authority to issue is 4,819,462,927 shares, of which 10,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”), and 4,809,462,927 shares shall be common stock, par value $0.01 per share (the “Common Stock”), consisting of:

(1) 4,000,000,000 shares of Class P Common Stock (the “Class P Common Stock”);”

4.              This Certificate of Amendment was submitted to the stockholders of the Company and was approved by the stockholders of the Company in accordance with Sections 222 and 242 of the General Corporation Law of the State of Delaware.

5.              This Certificate of Amendment shall become effective immediately upon filing with the Secretary of State of the State of Delaware.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Amendment of the Certificate of Incorporation as of the date first written above.

KINDER MORGAN, INC.

By:
Name:
Title:

[Certificate of Amendment to the Certificate of Incorporation of Kinder Morgan, Inc.]